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                                                      EXHIBIT 10.27

July 2, 1997



PERSONAL AND CONFIDENTIAL
-------------------------

Mike Long
3 Stegner Lane
Austin, Texas 78746

Dear Mike:

     The Board of Directors of the Company has approved an agreement for your services upon the terms set forth in this offer. On behalf of the Board of Directors, I am pleased to submit to you the following offer:

     1. TITLE AND POSITION. You will have the position of President and Chief Executive Officer and you will report to the Board of Directors. We will elect you to the Board of Directors promptly upon your acceptance of this offer; and, upon your request, you will be elected as Chairman of the Board. The position shall be located at the offices of the Company, except as travel to other locations may be necessary to fulfill your responsibilities.

     2. DUTIES AND OBLIGATIONS. During your employment, you shall devote your full time, interest and effort to the performance of the duties of the position.

     3. COMMENCEMENT. It is anticipated that you will commence employment no later than July __, 1997.

     4.    COMPENSATION AND BENEFITS.

           (a) SALARY. The Company shall pay you for all services to be performed by you at a monthly salary of $ 41,667, adjusted as provided in
Section 4(g) below, payable in periodic semi-monthly installments according to the Company's practice, subject to any applicable withholding taxes. Your base salary will be reviewed on an annual basis by the Board of Directors or its Compensation Committee. The first such review will occur no later than February, 1999.

           (b) STOCK PURCHASE RIGHT. At the Company's Board of Directors meeting following the start of your employment, the Board will grant you a stock award to purchase two million five hundred thousand (2,500,000) shares of the Company Common Stock under the Company's 1996 Stock Plan (the "Shares"). The purchase and/or exercise price for this right will be the then-current fair market value of the Company Common Stock at the date of grant or such other price as is consistent

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with the terms of the Company's 1996 Stock Plan. The vesting of the options to purchase Shares (and the lapsing of the Company's repurchase right, in the case of Shares purchased pursuant to a "restricted stock purchase agreement) will commence on the date of your full time employment with the Company. In the case of an option(s), twenty-five percent (25%) of the options to purchase Shares will be fully vested upon the date of grant, Shares issued pursuant to any options will not be subject to any right of repurchase, other than the right of first refusal as provided under the terms of the 1996 Stock Plan and/or the agreements issued thereunder. In the case of Shares purchased pursuant to a restricted stock agreement, 625,000 Shares will not be subject to any right of repurchase (other than the right of first refusal, as provided under the terms of the 1996 Stock Plan and/or the agreements issued thereunder). The balance of the options to purchase Shares will begin vesting and/or the repurchase right will lapse, in the case of a restricted stock purchase agreement, one (1) year after your start date at the rate of 1/36th of the aggregate number of options to purchase Shares (or Shares in the case of a restricted stock purchase) per month at the close of each month while you remain employed with the Company, over the remainder of the four
(4) year vesting term. Upon the fourth anniversary of your start date, all of the options to purchase Shares shall be fully vested and, in the case of a restricted stock purchase, the Company's repurchase right will have lapsed in its entirety.

     The Board will respect your decision as to what portion of the Shares you wish to obtain in the form of: (i) an immediate purchase, subject to the Company's right of repurchase which lapses over time, with the right to make an election under Section 83 (b) of the Internal Revenue Code; (ii) an Incentive Stock Option, subject to the applicable rules and limitations under the Internal Revenue Code; and (iii) a Non-Qualified Option. An attorney from the Company's outside law firm of Wilson, Sonsini will be available to assist you in evaluating the tax benefits of these different stock and option programs. You have indicated that you want the above option in the form of an Incentive Stock Option to the extent of the annual limitation contained in section 422(d) of the Code, and to the extent the options exceed such limit in a calendar year the excess will be a Non-Qualified Option and subject to all terms of Non-Qualified Options, including price and time of exercise.
The Company will cooperate with you in this allocation.  Your stock award will be evidenced by Stock Option Agreement(s) (and/or a Restricted Stock Purchase Agreement, in the event that you decide to have a portion of your stock grant pursuant to a restricted stock purchase arrangement) subject to the terms of the Company's 1996 Stock Plan and consistent with the forms of agreements issued under the Company's 1996 Stock Plan. The terms of the Stock Option agreements shall be amended by the Board at such meeting to provide that Stock Option Agreements issued under the 1996 Stock Plan shall be exercisable for a period of ninety (90) days following the date of termination of employment rather than the Company's current thirty (30) day
period.   The terms of these agreements permit you to transfer the Shares which are not subject to a repurchase right or for which such right has lapsed, to a trust for the benefit of your immediate family or to a member of your immediate family. You shall have the right to exercise your options for any consideration which is permissible under the terms of the 1996 Stock
Plan, including for shares of the Company's stock.

           (c) ADDITIONAL STOCK PURCHASE RIGHT. The Company has granted you the right to purchase up to one million (1,000,000) shares of the Company's Series B Preferred Stock (the "Series B Shares") and upon such purchase you shall become a party to the Company's Investors' Rights Agreement which shall grant you registration rights with respect to your Series B Shares. The

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purchase price for such shares will be two dollars ($2.00) per share.  The
Company shall allow you to purchase two hundred and fifty thousand (250,000) of the Series B Shares, on the same terms and conditions as the Company's Series B investors, in exchange for a non-interest bearing promissory note payable in twelve (12) equal monthly installments. The Company shall apply the net amount of your compensation pursuant to Section 4(a) above to the payment of this Note and you shall pay the balance of any monthly installments to the Company. The Note shall be in a form and on terms which are acceptable to the Company and to you. The Company shall allow you to purchase seven hundred and fifty thousand (750,000) shares of the Series B Shares (the "Restricted Series B Shares") pursuant to, at your option: (i) a restricted stock purchase agreement in consideration for a full recourse note which is adequately secured by the collateral of your choice, which may include the Series B Shares; or (ii) a warrant with an exercise price of two dollars ($2.00) per share and a term of three (3) years. At your option, following the first anniversary of your employment with the Company, the second note can be repaid or the warrant can be exercised in periodic installments by applying your net compensation to make periodic payments to such Note or exercises of the Warrant, in accordance with terms and conditions which are acceptable to you and the Company. The Restricted Series B Shares will be subject to the Company's assignable repurchase right which shall lapse with respect to 1/24th of the Restricted Series B Shares per month during the period in which you continue to be employed by the Company, commencing upon the start date of your employment. In the event that that your employment is terminated for any reason, the note shall become due and payable. The Company's outside counsel shall be made available to discuss with you the legal and tax issues with respect to these options in order to assist you in deciding which option to select.

           (d) BENEFITS. Commencing with full time employment, you will be entitled to all medical, life insurance, disability insurance and other benefits as are provided to the Company's employees. Medical benefits will provide coverage with health care providers located in Austin, Texas. In your position, we would expect you to review and design the Company's benefits packages.

           (e) BUSINESS EXPENSES. The Company will reimburse you for all reasonable business expenses incurred on behalf of the Company upon submission of appropriate documentation in accordance with the Company's general policies, as they may be amended from time to time during the course of your employment.

           (f) MOVING EXPENSES. The Company acknowledges that neither you nor your family will be able to move to the San Francisco Bay area at any time prior to June 1998. Notwithstanding the foregoing, the Company will reimburse you for your reasonable and customary moving expenses incurred with respect to your move to the San Francisco bay area whether prior to June 1998 or otherwise. You agree that you will repay such reimbursed expenses in the event that you voluntarily terminate your employment prior to the one (1) year anniversary date of your family's move to California.

           (g) LIVING AND COMMUTING EXPENSES. The Company will pay all of the reasonable and customary living expenses incurred with respect to your living accommodations in the San Francisco bay area, including housing, meals and automobile expenses. The Company will also pay all commuting expenses for weekend trips to visit your family in Austin, Texas. In the event any of the

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expenses advanced under this provision result in additional taxable income to you, the Company will "gross up" your salary to compensate you for additional state and Federal taxes and taxes on the increased salary.

           (h) 83(b) ELECTION. With respect to any Shares issued pursuant to this letter, to the extent allowable by law, upon your request, the Company will assist you in preparing an election under section 83(b) of the Internal Revenue Code of 1986.

     5. CHANGE OF CONTROL. In the event that the Company is acquired by or merged into another company, if you are not offered a position with similar responsibility in the surviving company and if you decide to voluntarily terminate your employment with Healtheon at any time prior to the effective time of any such merger or acquisition, options to purchase 625,000 Shares shall immediately vest or in the case of Shares subject to repurchase, the Company will waive the Company's right of repurchase with respect to an aggregate of 625,000 of the Shares, and 500,000 of the Restricted Series B Shares. This provision shall not be applicable in the event of your termination for any reason other than in connection with a change of control and this waiver and/or vesting shall be in addition to any Shares or options to purchase Shares which have already vested and/or the Company's repurchase right has lapsed.

     6. EMPLOYMENT RELATIONSHIP. Should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. However, in the event of the Company's termination of your employment without cause, you would receive six (6) months base salary, payable in semi-monthly installments and options to purchase 625,000 Shares would immediately vest and the Company would waive the Company's right of repurchase with respect to 625,000 of the Shares (if Shares are issued subject to a repurchase right) and 500,000 of the Restricted Series B Shares.
 This vesting and waiver shall be in addition to any options and/or Shares which have already vested and/or the Company's repurchase right has lapsed. Any assignment of the Company's Repurchase rights shall be subject to the waivers of such rights described in Sections 5 and 6 so that all assignees shall be bound by such waivers. For purposes of this Agreement, the term "cause" shall mean (i) willful and repeated failure to comply with the lawful directions of the Board of Directors, (ii) gross negligence or willful misconduct in the performance of duties to the Company, (iii) commission of any act of fraud with respect to the Company, or (iv) conviction of a felony or a crime causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors. The number of Shares and Restricted Shares shall be subject to adjustment, in accordance with the terms of the Company's 1996 Stock Plan and/or Certificate of Incorporation, as applicable, in the event of certain "dilutive" issuances of stock and the Share and Restricted Share numbers set forth herein and in Sections 4 and 5, above shall be adjusted accordingly in the event of any such "dilutive" stock issuance.

     7. PROPRIETARY INFORMATION. As an employee of the Company, you will have access to Company confidential information and you may during the course of your employment develop certain information or inventions which will be the Company's property. As a condition of your employment,

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you will be required to enter into the Company's Employee Inventions and
Confidentiality Agreement. This agreement exists to assure the Company and its investors that the Company's valuable intellectual property is protected.
 We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or third party or to violate any other obligation which you may have to any of your former employers or any third parties.

     8. ENTIRE AGREEMENT. This Letter Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, between the parties, including all prior employment agreements. No amendment to this Letter Agreement may be made except by a writing signed by the Company and you.

If you find this offer acceptable, please sign the enclosed copy of this letter in the space indicated and return it to us.


                                            Very truly yours,

                                            __________________________________
                                                        John Doerr
                                            On behalf of the Board of Directors
                                                    Healtheon Corporation

Accepted and Agreed:

______________________________

Dated: _______________________

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